Exhibit 10.8

Theseus Pharmaceuticals, Inc.

September 10, 2021

Tim Clackson

[***]

Dear Tim:

Theseus Pharmaceuticals, Inc. (the “Company”), is pleased to offer you continued employment on the following terms:

1. Position. Your title will be President and Chief Executive Officer, and you will report to the Company’s board of directors (the “Board”). This is a full-time position. You will also be nominated to continue to serve as a member of the Board, subject to the approval of the Company’s stockholders. You will undertake to perform, to the best of your ability, the work related to the Company’s business that is reasonably assigned to you by or on behalf of the Company. You will act in accordance with the instructions to be given to you by or on behalf of the Company, unless you believe that they do not comport with the law or applicable regulations. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. The Company acknowledges that your former employer, Xilio Therapeutics, Inc. (“Xilio”), has requested that you provide certain advisory services limited to transitional and historical questions related to your prior role at Xilio (the “Transitional Advisory Services”). The Company agrees that you may provide such Transitional Advisory Services to Xilio for a period of up to 6 months following your departure date from Xilio, provided that weekly time spent on Transitional Advisory Services will be limited and will not interfere in any way with your role at the Company. The Company further agrees that you may continue your current board roles at Forma Therapeutics, Inc., Elevation Oncology and Massachusetts Biotechnology Council, subject to evaluations (and potentially future evaluations) of any conflicts of interest. The Company requests that you not accept any additional for-profit board roles without the prior written consent of the Board.

2. Workplace Location. You are expected to conduct a significant portion of your work for the Company at its offices in Cambridge, MA, as well as from time to time elsewhere, in accordance with the nature and needs of the work as deemed necessary by the Board.

3. Cash Compensation. The Company will pay you an initial base salary at the rate of $540,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to standard withholdings. This position is considered an exempt position for purposes of federal wage and hour laws. You will be eligible for an annual performance bonus of 55% of your annual base salary, pro-rated for your days of service in the applicable fiscal year if you commenced employment with the Company in such fiscal year. Performance bonus goals will be evaluated and paid on an annual basis, with such payment, to the extent earned, to be made within 2 1⁄2 months following the close of the applicable fiscal year, but only if you are still employed by the Company as of the date of payment.

4. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits that are currently in place at the Company. These benefits will include health and dental insurance. In addition, you will be entitled to vacation in accordance with the Company’s vacation policy, as in effect from time to time.

5. Severance Benefits. In the event of an Involuntary Termination, provided you satisfy the conditions described in Section 5(c) below, you will be entitled to the following benefits:

(a) Salary Continuation and Equity Acceleration.

(i) If your Involuntary Termination occurs more than three months prior to a Change in Control or more than twelve (12) months after a Change in Control, the Company will continue to pay your base salary for a period of twelve (12) months after your Separation; pay a pro-rated portion of your annual target bonus (based on number of months elapsed in the fiscal year); and you shall receive an additional nine (9) months of vesting on all your equity awards or grants then outstanding; or

(ii) if your Involuntary Termination occurs within three months prior to a Change in Control or within twelve (12) months after a Change in Control, the Company will pay to you an amount equal to one and one-half (1.5) times the sum of (i) your base salary and (ii) your annual target bonus, less the amount of any salary continuation payments previously made pursuant to Section 5(a)(i), in substantially equal installments over a period of eighteen (18) months after your Separation; pay a pro-rated portion of your annual target bonus (based on number of months elapsed in the fiscal year); and all your equity awards or grants then outstanding shall immediately vest in full.

The actual period during which the Company continues to make severance payments to you pursuant to this Section 5(a) shall be referred to as the “Severance Period”. Your base salary and target bonus will be the rate or amounts in effect at the time of your Separation and any severance payments will be paid in accordance with the Company’s standard payroll procedures. Any severance payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60 day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

(b) COBRA. Provided you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the Severance Period, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (the “COBRA Benefit”). If necessary to avoid adverse tax consequences to you or the Company, the Company, in its sole discretion, reserves the right to treat the COBRA Benefit as taxable income.

(c) Conditions. This Section 5 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the boards of directors of the Company and any of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated therewith in the form prescribed by the Company, with said general release not containing greater post-employment obligations than those set forth herein. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5.

6. Gifts. You are not permitted to, directly or indirectly, in connection with the performance of your duties, accept or demand commission, contribution, reimbursement or gifts in any form whatsoever from third parties. This does not apply to customary promotional gifts not exceeding a value of $200.

7. Reimbursement of Expenses. The Company will reimburse business expenses reasonably incurred in the performance of your duties in accordance with the Company’s standard practice and expense scheme in place at the time. Reimbursement of business expenses will be paid no later than 2 1⁄2 months following the close of the applicable fiscal year in which the expense was incurred.

8. Indemnification. The Company confirms that you will an insured person pursuant to the terms of the Company’s executive liability insurance policy.

9. Documents and Company Property. You are prohibited from keeping in your possession in any way any correspondence, documents, other information carriers, copies thereof, and other goods made available by the Company or its affiliates to you (including, but not limited to, credit cards, mobile communication devices, keys, documents, handbooks, financial data, plans, USB sticks or other information carriers, access cards and laptop computer), except to the extent that this is necessary for the performance of your work for the Company. In any event, you are obliged to immediately hand over such documents and other goods made available to you at the end of this letter agreement or upon suspension of your active duties for any reason.

10. Proprietary Information and Inventions Agreement. This letter agreement is subject to your execution of the Proprietary Information and Inventions Agreement attached as Exhibit A.

11. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

12. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. It is intended that payments under this letter agreement satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). The parties agree that this letter agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. Notwithstanding any provision to the contrary in this letter agreement: (i) for purposes of Section 409A of the Code, your right to receive installment payments pursuant to Section 5 shall be treated as a right to receive a series of separate and distinct payments; and (ii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A of the Code, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding any provision to the contrary, if you are deemed at the time of your Separation to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which you are entitled under this letter agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your termination benefits shall not be provided to you prior to the earlier of (x) the expiration of the six-month period measured from the date of your Separation or (y) the date of your death; upon the earlier of such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to you, and any remaining payments due under the letter agreement shall be paid as otherwise provided herein.

(c) 280G Parachute Payments. If any payment or benefit that you would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, any reduction shall be applied first, on a pro rata basis, to amounts that constitute deferred compensation within the meaning of Section 409A of the Code, and, in the event that any such reduction exceeds the amount of any payments that are subject to Section 409A of the Code, the remaining reductions shall be applied first with respect to amounts payable in cash before being made in respect to any payments to be provided in the form of benefits or equity award acceleration, and in the form of benefits before being made with respect to equity award acceleration. The Company’s determinations hereunder shall be final, binding and conclusive on all interested parties.

(d) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.

13. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by laws of the Commonwealth of Massachusetts, excluding laws relating to conflicts or choice of law. This letter agreement is not subject to collective bargaining arrangements.

14. Unilateral Amendment of Company Code of Conduct. The Company reserves the right to unilaterally amend the terms and conditions of the Company Code of Conduct, which will be made available to you.

15. Effectiveness. This letter agreement shall become effective upon the effective date of the registration statement filed by the Company with the Securities and Exchange Commission for its initial offering of common shares to the public (the “IPO”). If the IPO does not occur prior to December 31, 2022, then this Agreement shall be null and void.

16. Definitions. The following terms have the meaning set forth below wherever they are used in this Agreement:

“Cause” shall mean:

a)	An unauthorized use or disclosure by the employee of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

b)	A material breach by the employee of any written agreement between the employee and the Company, which breach remains uncured 10 days following written notice of such breach to the employee;

c)	A material failure by the employee to comply with the Company’s written policies or rules;

d)	The employee’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;

e)	The employee’s gross negligence or willful misconduct causing material harm to the Company;

f)	A continuing failure by the employee to perform assigned duties after receiving written notification of such failure from the Board; or

g)

A failure by the employee to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the employee’s cooperation.

“Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity, (b) the sale of all or substantially all of the assets of the Company, or (c) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then-outstanding voting securities. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent company of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

“Resignation for Good Reason” means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence without your consent:

(a)	A diminution in your base salary;

(b)	A material diminution of your authority, duties or responsibilities;

(c)	A change in the geographic location at which you must perform your services for the Company of more than 50 miles; or

(d)	the Company’s material breach of any agreement between you and the Company.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

We hope that you will accept our offer to continue in the role of President and Chief Executive Officer. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this agreement and returning it to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

If you have any questions, please let me know.

Very truly yours,

Theseus Pharmaceuticals, Inc.

/s/ Brad Dahms
Brad Dahms, Chief Financial Officer

I have read and accept this employment offer:

/s/ Tim Clackson
Signature of Tim Clackson

Dated: September 10, 2021

Exhibit A

Proprietary Information and Inventions Agreement